Exhibit 21.1

SUBSIDIARY OF SECURITY DEVICES INTERNATIONAL, INC.

1.          Security Devices International Canada Corp., an Ontario, Canada corporation, wholly owned by Security Devices International, Inc.

2.          Byrna South Africa (Pty) Ltd.